Exhibit 4.25

13 June 2008

Mr Russell Chenu
Chief Financial Officer
James Hardie Industries NV
Atrium, 8th Floor
Strawinskylaan 3077
1077ZX Amsterdam
The Netherlands

Ms Leigh Sanderson
Deputy Director General
Department of Premier & Cabinet
Governor Macquarie Tower
1 Farrer Place
Sydney NSW 2000

Mr Bruce Potts
Director
James Hardie 117 Pty Ltd (Performing Subsidiary)
Level 3, 22 Pitt Street
Sydney NSW 2000
Asbestos Injuries Compensation
Fund Limited
ACN 117 363 461

Suite 1, Level 7
233 Castlereagh Street
Sydney NSW 2000

PO Box A962
Sydney South NSW 1235

DX 11548, Sydney Downtown

Telephone: (02) 9277 6600
Facsimile: (02) 9277 6699
Dear Russell, Leigh and Bruce,
NOTICE — Address for Service of Notices on Trustee
In accordance with clause 30(i) of the Amended and Restated Final Funding Agreement (the FFA), I hereby give Notice that the Trustee, Asbestos Injuries Compensation Fund Limited, wishes to vary the address for service of Notices on the Trustee under the FFA.
It would be appreciated if, in future, any Notice to the Trustee could be addressed as follows:

Name:	Asbestos Injuries Compensation Fund Limited

Attention:	The Chief Executive Officer

Address:	Suite 1, Level 7, 233 Castlereagh Street, Sydney NSW 2000

Facsimile:	+61 2 9277 6699.
Yours sincerely,
Asbestos Injuries Compensation Fund Limited

/s/ Peter W. Baker
Peter W Baker
Chairman